SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2006
Brookside Technology Holdings, Corp.
(Exact name of registrant as specified in its charter)

STATE OF TEXAS	333-133253	20-3634227

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7703 North Lamar Blvd
Austin, TX 78752
(Address of principal executive offices)
(512) 692-2100
(Registrant’s telephone number, including area code)
Cruisestock, Inc.
(Registrant’s name if changed since last report)
Copies to:
Julio C. Esquivel
Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, FL
Phone: (813) 229-7600
Fax: (813) 229-1660
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-99.1 PRESS RELEASE

Item 8.01 Other Events.
Effective on the opening of the market on July 6, 2007 (the “Effective Time”), Cruisestock, Inc. (the “Company”) completed its merger (hereinafter, the “Merger”) with and into its wholly-owned subsidiary, Brookside Technology Holdings Corp., a Florida corporation (the “Surviving Corporation”).
As a result of the Merger, the Company’s is now a Florida corporation and its name has been changed to Brookside Technology Holdings Corp. The Company is now trading on the Over the Counter Bulletin Board (OTCBB) under a new symbol: BKSD.
Also, concurrently with the Merger and as of the Effective Time:
•	each outstanding share of the Company’s common stock, $0.001 per share, was automatically converted into seven shares of the Surviving Company’s common stock, $0.001 par value per share;

•	each outstanding share of the Company’s series A preferred stock, $0.001 per share, was automatically converted into one share of the Surviving Company’s series A preferred stock, $0.001 par value per share;

•	the price at which the series A preferred stock converts into common stock was automatically adjusted, on a proportionate basis, to account for the forward split of the common shares by reducing the current conversion price of $0.40 per share to $0.0571428; and

•	the number of shares of common stock underlying all of the Company’s outstanding options and warrants to purchase common stock, and the exercise price of such options and warrants, were automatically adjusted to account for the 7-for-1 common share stock split.
Shareholders are not requires to exchange their present stock certificates for new stock certificates to effectuate the merger.
Item 9.01 Financial Statements and Exhibits.
Exhibits

99.1	Press Release dated July 6, 2007

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cruisestock, Inc.
By:	/s/ Bryan McGuire
Bryan McGuire, Chief Financial Officer

Dated: July 6, 2007